Exhibit 10.65

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”), dated as of June  27, 2023 (the “Effective Date”), is entered into by and between KBSIII TOWERS AT EMERYVILLE, LLC, a Delaware limited liability company (“Landlord”), and XOMA (US) LLC, a Delaware limited liability company (“Tenant”).

R E C I T A L S:

A.Pursuant to that certain Office Lease dated September 20, 2017 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated January 13, 2023 (the “First Amendment,” and collectively, the “Lease”), Tenant currently leases from Landlord those certain premises commonly known as Suite 310 (the “Current Premises”), containing approximately 3,637 rentable square feet, located at 2200 Powell Street, Emeryville, California (the “Building”), which is part of the Towers Emeryville (the “Project”), as more particularly described in the Lease.
B.	Capitalized terms not defined herein have the meanings given to such terms in the Lease.
C.	The Lease Term is scheduled to expire by its terms on July 31, 2023.
D.The parties desire to amend the Lease in order to, among other things, extend the Lease Term, relocate Tenant to those certain premises containing approximately 1,620 rentable square feet on the third (3rd) floor of the Building, formerly known as Suite 370, as depicted on Exhibit A attached hereto (the “New Premises”), and further amend the Lease, pursuant to the terms and conditions set forth below.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of such are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.New Premises. Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, the New Premises on the terms and conditions hereinafter set forth. As of the “New Premises Commencement Date” (as defined in the Work Letter attached hereto as Exhibit B): (a) Exhibit A attached hereto depicting the New Premises is incorporated into and made a part of the Lease; (b) all references in the Lease to the defined term “Premises” shall mean and refer to the New Premises; and (c) the rentable square footage of the “Premises” (New Premises) shall be 1,620 rentable square feet. Tenant’s use and occupancy of the New Premises shall be in accordance with all of the terms and conditions of the Lease, as amended by this Amendment (the “Amended Lease”). Landlord shall not be obligated to deliver the New Premises until Landlord has received from Tenant copies of Tenant’s insurance certificates as required under the Amended Lease with respect to the New Premises; provided, however, if Landlord’s delivery of the New Premises is delayed as a result of Tenant’s failure to provide said insurance certificates, the New Premises Commencement Date shall remain unchanged.
2.Current Premises. Tenant shall surrender the Current Premises to Landlord in the condition required pursuant to this Section 2 no later than 11:59 p.m. on the date which is fourteen (14) days following the New Premises Commencement Date (the “Surrender Date”). If Tenant surrenders the Current Premises by the Surrender Date, Tenant’s obligation to pay Rent and other charges for the Current Premises shall cease as of the New Premises Commencement Date, otherwise Tenant shall continue to pay Rent for the Current Premises until Tenant actually surrenders the Current Premises in accordance with the terms of the Amended Lease. Tenant agrees to surrender possession of the Current Premises to Landlord on the Surrender Date, broom clean and in good order, condition and repair, ordinary wear and tear excepted, and otherwise in compliance with the terms of the Amended Lease regarding surrender as if the Lease had expired as to the Current Premises.  Upon such surrender, all rights of Tenant to possession and occupancy of the Current Premises and Tenant’s obligations with respect to the Current Premises will terminate except as to Tenant’s surviving obligations under the Amended Lease, and all of Tenant’s rights and obligations under the Amended Lease shall relate solely to the New Premises; provided, however, if Tenant fails to surrender the Current Premises on or before the Surrender Date, Tenant shall be deemed in holdover of the Current Premises subject to the holdover provisions in the Lease, and such holding over shall not operate to release Tenant from its obligations with respect to the New Premises.

3.Second Extended Term. The Lease Term is hereby extended for sixty-five (65) months (the “Second Extended Term”) commencing as of the New Premises Commencement Date and expiring on the last day of the sixty-fifth (65th) full calendar month thereafter, unless sooner terminated in accordance with the terms of the Amended Lease. Furthermore, in the event the “Tenant Improvements” are not “substantially completed” by July 31, 2023 (as each term is defined in the Work Letter attached hereto as Exhibit B), (a) Tenant shall be entitled to occupy the Current Premises until the Surrender Date, and (b) Base Rent for the Current Premises during such period of occupancy shall be reduced to

$7,533.00 per month. No such extensions shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the New Premises Commencement Date.

4.Base Rent. Prior to the New Premises Commencement Date, Tenant shall continue to pay Base Rent for the Current Premises pursuant to the terms of the Lease. Commencing as of the New Premises Commencement Date and continuing for the duration of the Second Extended Term, Tenant shall pay Base Rent for the New Premises in accordance with the following schedule:

Lease Months	Monthly Base Rent
1* - 12	$7,533.00**
13 - 24	$7,758.99
25 - 36	$7,991.76
37 - 48	$8,231.51
49 - 60	$8,478.46
61 - 65	$8,732.81

*Includes the first full month and any partial month at the beginning of the Second Extended Term.

**Notwithstanding the foregoing, provided Tenant is not in default under the Amended Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent during the first (1st), thirteenth (13th), twenty- fifth (25th), thirty-seventh (37th), and forty-ninth (49th) full calendar months of the Second Extended Term (such total amount of abated Base Rent being hereinafter referred to as the “Abated Amount”). During such abatement periods, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease, including, without limitation, parking charges and Direct Expenses. Tenant acknowledges that any default by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should Tenant at any time during the Second Extended Term be in default under the Amended Lease beyond any applicable notice and cure period, then, in addition to all of Landlord’s other rights and remedies, the total unamortized sum of such Abated Amount (amortized on a straight line basis over the Second Extended Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord. Tenant acknowledges and agrees that nothing in this subsection is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease beyond any applicable notice and cure period. Upon reasonable notice to Tenant at any time prior to application of the entire Abated Amount, Landlord shall have the right to purchase from Tenant any and all then remaining Abated Amount as it applies to one or more of the remaining abatement months by paying to Tenant an amount equal to the unused balance of the Abated Amount that Landlord elects to purchase back from Tenant (the “Abated

Amount Purchase Price”). Upon Landlord’s payment to Tenant of the Abated Amount Purchase Price with respect to the applicable remaining abatement months, Tenant shall thereupon be required to pay Base Rent during such months in an amount equal to the Abated Amount that Tenant would have been entitled to receive but for Landlord’s payment to Tenant of the Abated Amount Purchase Price.

5.Condition of the Premises. Tenant acknowledges that it is presently in possession of the Current Premises, it is fully aware of the condition of the Current Premises, and except as expressly provided in Exhibit B attached hereto, Landlord shall not be obligated to refurbish or improve the Current Premises or the New Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Current Premises or the New Premises in conjunction with this Amendment, and Tenant hereby accepts the Premises “AS-IS”. Tenant further acknowledges that except as expressly provided in the Lease or this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, or the Building or the Project or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment neither the Current Premises, nor the New Premises, nor the Building, nor the Project has undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, the Building, or the Project identified by any such CASp inspection. Tenant shall reimburse Landlord upon demand, as Additional Rent, for any cost to Landlord of performing such alterations and repairs; provided, however, unless such repair or alterations relate solely to other alterations to the Premises which Tenant is obligated to, or elects to, remove upon the expiration or earlier termination of the Amended Lease (in which case Tenant shall simultaneously also remove any CASp-identified alterations and repairs), Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section.
6.Direct Expenses. During the Second Extended Term, Tenant shall continue to pay Tenant’s Share of Direct Expenses in accordance with the Amended Lease; provided, however, (a) Tenant’s Share with respect to the New Premises shall be 0.70%, based on the New Premises consisting of approximately 1,620 rentable square feet and the Building consisting of approximately 232,210 rentable square feet, and (b) the “Base Year” shall be adjusted to the calendar year 2024.
7.Security Deposit. Landlord and Tenant acknowledge that Landlord currently holds a Security Deposit under the Lease in the amount of $41,243.58. Provided that during the Lease Term preceding the New Premises Commencement Date, Tenant has not been in default under the Amended Lease, Tenant shall have the right to reduce the Security Deposit by $18,644.58 as of the New Premises Commencement Date. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred under the Amended Lease at any time prior to the New Premises Commencement Date, then

Tenant shall have no right to reduce the Security Deposit as described herein. If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the “Security Reduction Notice”). If Tenant provides Landlord with a Security Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within forty-five (45) days after the later to occur of (a) Landlord’s receipt of the Security Reduction Notice, or

(b) the New Premises Commencement Date. In no event shall the remaining Security Deposit ever be less than $22,599.00.

8.Parking. During the Second Extended Term, Tenant shall have the right, but not the obligation, to lease up to five (5) unreserved vehicle parking spaces in the parking lot or lots of the Project designated by Landlord for the use of tenants of the Building, subject to payment of the prevailing monthly rate for such parking spaces (which is currently one hundred twenty dollars ($120.00) per unreserved parking space per month), subject to the terms of the Amended Lease. Such parking is in lieu of, not in addition to, all previous parking rights granted under the Lease. Tenant shall notify Landlord in writing of Tenant’s election to lease each of the unreserved parking spaces. In the event Tenant elects not to lease some or all of its unreserved parking spaces for longer than ninety (90) days, Landlord may lease said unreserved parking spaces to other tenants, and Tenant’s ability to thereafter re-lease said unreserved parking spaces shall be on a month-to-month basis and subject to availability.
9.After-Hours HVAC. For informational purposes, the current after-hours usage charge for the Building is $135.00 per hour.
10.FF&E. Effective as of the New Premises Commencement Date, Tenant shall be deemed to have conveyed to Landlord via quitclaim bill of sale and for consideration of one dollar ($1.00), the cabling, IT rack, and workstations currently existing in the Current Premises (the “FF&E”), with the exception of six (6) workstations which Tenant shall relocate to the New Premises. Notwithstanding anything to the contrary contained in the Amended Lease, Tenant shall leave the FF&E in the Current Premises upon surrender thereof, and Tenant’s conveyance of the FF&E shall be “AS-IS” and without any representations or warranties by Tenant. Landlord shall designate the six (6) specific workstations to be relocated to the New Premises, in Landlord’s sole and absolute discretion.
11.Early Access. So long as Landlord has received from Tenant certificates and endorsements satisfactory to Landlord evidencing the insurance required to be carried by Tenant under the Amended Lease, and so long as Tenant and its contractors and employees do not interfere with the completion of the Tenant Improvements, Landlord shall use reasonable efforts to permit Tenant and Tenant’s designated contractors access to the New Premises approximately three (3) weeks prior to the New Premises Commencement Date (the “Early Access Period”) for purposes of installing Tenant’s furniture, fixtures, and equipment (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense. Tenant’s access to the New Premises during the Early Access Period shall be subject to all terms and conditions of the Amended Lease, except that Tenant shall not be obligated to pay Rent for the New Premises during the Early Access Period until the New Premises Commencement Date. Tenant agrees to provide Landlord with prior notice of any such intended early access and to cooperate with Landlord during the Early Access Period so as not to interfere with Landlord in the completion of the Tenant Improvements. Should Landlord determine such early access interferes with the Tenant Improvements, Landlord may deny Tenant access to the New Premises until the Tenant Improvements are substantially completed. Tenant shall promptly surrender any keys or other means of access to the New Premises and otherwise comply with such denial.
12.Signage. Tenant shall have the right to have placed by Landlord, at Landlord’s expense, Tenant’s name and New Premises suite number on a Building-standard suite entry sign, in the elevator lobby directory board for the third (3rd) floor, and on the Building lobby main directory board. Landlord agrees to cause the New Premises suite number to remain the same as the Current Premises, i.e., Suite

310.  Subsequent changes to Tenant’s signs and/or any additional signs, to the extent permitted by

Landlord, shall be made or installed by Landlord at Tenant’s sole cost and expense. All aspects of any such signs shall be subject to the prior written consent of Landlord.

13.Extension Option. Notwithstanding anything to the contrary contained in the First Amendment, Tenant shall continue to have one (1) Extension Option pursuant to Rider No. 1 and Rider No. 2 to the Original Lease. Landlord and Tenant hereby acknowledge and agree that any other provisions of the Lease providing for an extension or renewal of the Lease Term are hereby deleted in their entirety and Tenant has no other options to extend or renew the Second Extended Term of the Amended Lease.
14.	Representations and Warranties. Tenant hereby represents, warrants, and agrees that:

(a) there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (b) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (c) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts, or causes of action of any nature whatsoever against Landlord or Landlord's members, managers, officers, employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

15.Authority. Each signatory of this Amendment on behalf of Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
16.Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.
17.Broker. Tenant represents and warrants to Landlord that, with the exception of Cushman & Wakefield, it is not aware of any brokers, agents or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant.
18.No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Tenant:

XOMA (US) LLC,

a Delaware limited liability company

By:   Name: Tom Burns

Title: CFO

Landlord:

KBSIII TOWERS AT EMERYVILLE, LLC, a Delaware limited liability company
By:KBS Capital Advisors, LLC, a Delaware limited liability company Its: Authorized Agent
By:
Name: Brent Carroll
Title:Senior Vice President Date signed: 6/27/23

EXHIBIT A

NEW PREMISES

REF.
BREAK ROOM /
STORAGE / I.T.
SUITE 370
OPEN OFFICE
OFFICE
OFFICE
OFFICE

EXHIBIT A

EXHIBIT B

WORK LETTER

1.TENANT IMPROVEMENTS. Landlord shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the tenant improvements (“Tenant Improvements”) shown in the scope of work attached hereto as Schedule 1 (the “Scope of Work”). Tenant may request changes to the Scope of Work provided that (a) the changes shall not be of a lesser quality than Landlord’s standard specifications for tenant improvements for the Building, as the same may be changed from time to time by Landlord (the “Standards”); (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building; (d) the changes do not have any adverse effect on the structural integrity or systems of the Building; (e) the changes will not, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements; and (f) Landlord has determined in its sole discretion that the changes are of a nature and quality consistent with the overall objectives of Landlord for the Building. If Landlord approves a change requested by Tenant, then, as a condition to the effectiveness of Landlord’s approval, Tenant shall pay to Landlord upon demand by Landlord the increased cost attributable to such change, as reasonably determined by Landlord. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Tenant as described below.
2.CONSTRUCTION OF TENANT IMPROVEMENTS. Upon Tenant’s payment to Landlord of the total amount of the cost of any changes to the Scope of Work, if any, Landlord’s contractor shall commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 4 below) and Force Majeure Delays (as described in Section 5 below). Landlord may furnish Tenant with a construction schedule letter setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during construction of the Tenant Improvements modify such schedule.
3.	NEW PREMISES COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.
(a)New Premises Commencement Date. The Second Extended Term shall commence on the date (the “New Premises Commencement Date”) which is the later of: (i) August 1, 2023, or (ii) the date the Tenant Improvements have been “substantially completed” (as defined below) in the New Premises; provided, however, that if substantial completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 4 below, then the New Premises Commencement Date as would otherwise have been established pursuant to this Section 3(a)(ii) shall be accelerated by the number of days of such Tenant Delays.
(b)Substantial Completion; Punch-List. For purposes of Section 3(a)(ii) above, the Tenant Improvements shall be deemed to be “substantially completed” when Landlord: (i) is able to provide Tenant reasonable access to the New Premises and (ii) has substantially performed the Tenant Improvements described in the Scope of Work, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the New Premises. Within ten (10) days after such substantial completion, Tenant shall conduct a walk-through inspection of the New Premises with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord shall thereafter diligently complete; provided, however, that Tenant shall be responsible, at Tenant’s sole cost and expense, for the remediation of any items on the punch-list caused by Tenant’s acts or omissions.
(c)Delivery of Possession. Landlord agrees to deliver possession of the New Premises to Tenant when the Tenant Improvements have been substantially completed in accordance with Section (b) above.

EXHIBIT B

Tenant agrees that if Landlord is unable to deliver possession of the New Premises to Tenant on or prior to any particular date, the Amended Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom.

4.TENANT DELAYS. For purposes of this Work Letter, “Tenant Delays” shall mean any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to any schedule delivered by Landlord to Tenant pursuant to this Work Letter; (b) Tenant’s changes to the Scope of Work; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant’s share of any costs in excess of the cost of the Tenant Improvements as described in the Scope of Work; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.
5.FORCE MAJEURE DELAYS. For purposes of this Work Letter, “Force Majeure Delays” shall mean any actual delay beyond the reasonable control of Landlord in the construction of the Tenant Improvements, which is not a Tenant Delay and which is caused by any of the causes described in Section

29.17 of the Original Lease.

6.IT ALLOWANCE. Landlord shall provide to Tenant an allowance of up to $2.00 per rentable square foot of the New Premises (i.e., up to $3,240.00, based on the New Premises consisting of approximately 1,620 rentable square feet, hereinafter referred to as the “Allowance”) to reimburse Tenant for the procurement and installation of internet and telecommunications infrastructure in the New Premises, provided that Tenant submits to Landlord copies of contracts, receipts, invoices, and other back-up documentation reasonably requested by Landlord evidencing such IT costs (collectively, the “Cost Documentation”), if at all, within six (6) months following the Effective Date (the “Outside Date”). Landlord shall not reimburse Tenant for any costs for which Tenant fails to submit Cost Documentation prior to the Outside Date. Notwithstanding anything in the Amended Lease to the contrary, Landlord shall not be obligated to pay any portion of the Allowance during the continuance of an uncured default under the Amended Lease.

EXHIBIT B

SCHEDULE 1

SCOPE OF WORK

●Landlord to combine the westernmost two (2) offices into one aluminum-framed glass front conference room. The glass on the conference room to be partially frosted similar to the Current Premises.
●Electrical to be distributed where needed throughout the New Premises per a mutually agreed upon furniture plan, including outlets for 2 WAP locations in the ceiling and a connect track in the floor of the new large conference room providing electrical and data access to the conference room table from the south wall of that room.

●Landlord to install new lower and upper cabinetry, dishwasher (provided with appropriate plumbing), backsplash, and hard surface countertop in the kitchen.
●New paint to be installed throughout and the stained areas of the carpet to either be repaired (to match existing) or replaced throughout. New LVT/LVP in kitchen area.
●The wall that separates the kitchen area from the balance of the suite to be removed or substantially opened up to create an open kitchen feel.

●Landlord shall confirm the kitchen is plumbed for a refrigerator with an ice machine and that an in-sink disposal is in-place and functional. Refrigerator and other non-built-in kitchen appliances to be provided by Tenant.
●Both conference rooms to have wall (south) mount backing/strapping or painted mounting board for TV installs, which will accommodate Tenant’s two (2) TV’s on the south wall of the large conference room, and one (1) TV on the south wall of the small conference room. All mounts to be centered on the walls. TV’s to be provided by Tenant.

SCHEDULE 1